Exhibit 99.1

NEWS

Contact: Daniel Molinaro

281-823-4941

FOR IMMEDIATE RELEASE

NOW Inc. Announces Second Quarter 2014 Earnings

HOUSTON, TX, August 6, 2014—NOW Inc. (NYSE: DNOW) reported that for its second quarter ended June 30, 2014 it earned net income of $27 million, or $0.25 per fully diluted share, compared to first quarter ended March 31, 2014 net income of $41 million, or $0.38 per fully diluted share.

The Company’s revenues for the second quarter of 2014 were $952 million, a decline of 12 percent from the first quarter of 2014 and a decline of 11 percent from the second quarter of 2013. EBITDA for the second quarter of 2014 was $49 million, or 5.1 percent of sales.

Robert Workman, President and CEO of NOW Inc., remarked, “The second quarter of 2014 marked DistributionNOW’s separation from National Oilwell Varco, Inc. and the commencement of our business as a stand-alone entity. Additionally, we have now substantially completed our conversion to a single ERP system. While we are very excited to realize the full benefits of these opportunities, we have experienced the anticipated short term effects related to both an ERP implementation and spin-off activities. As expected, results were impacted by these items, coupled with the effects of a seasonal Canadian decline.

“Moving forward, we are confident that our seasoned employees and management will overcome these short term disruptions. We believe this will translate into marked improvements in revenue and profitability in the coming quarters. I would like to thank all of our dedicated employees for their hard work during this taxing and exciting time. We are enthusiastic about our future and will continue to develop DistributionNOW as the premier distributor to our customers while returning value to our shareholders.”

United States

Second quarter revenues for the United States were $662 million, a decrease of six percent from the first quarter of 2014 and a decrease of 11 percent from the second quarter of 2013. The decrease in sequential revenues is primarily attributable to the relocation of our central US pipe yard, reduced project revenues, employees being focused on ERP training over branch responsibilities and the implementation and training associated with learning a new quoting system.

Canada

Revenues for the second quarter of 2014 for Canada were $125 million, down 35 percent compared to first quarter 2014 results and down 27 percent from the second quarter of 2013. The main drivers of the sequential decrease were seasonal break-up, paired with certain anticipated challenges we encountered following the roll-out of our ERP system which caused delays in our supply chain and fulfillment processes that led to lower revenue in the affected branches.

International

International operations generated second quarter revenues of $165 million, which were down nine percent from the first quarter of 2014 and up six percent from the second quarter of 2013. Sequential revenues were down, as expected, due to large non-repeated valve projects in the Middle East and Asia.

The Company has scheduled a conference call for August 6, 2014, at 8:00 a.m. Central Time to discuss second quarter results. The call will be broadcast through the Investor Relations link on NOW Inc.’s web site at www.distributionnow.com, on a listen-only basis. A replay of the call will be available on the site for thirty days following the conference. Participants may also join the conference call by dialing 1-800-446-1671 within North America or 1-847-413-3362 outside of North America five to ten minutes prior to the scheduled start time and asking for the “NOW Inc. Earnings Conference Call.”

NOW Inc. is one of the largest distributors to energy and industrial markets on a worldwide basis, with a legacy of over 150 years. NOW operates primarily under the DistributionNOW and Wilson Export brands. Through its network of over 300 locations and over 5,000 employees worldwide, NOW offers a comprehensive line of products and solutions for the upstream, midstream and downstream energy and industrial sectors. Our locations provide products and solutions to exploration and production companies, energy transportation companies, refineries, chemical companies, utilities, manufacturers and engineering and construction companies.

Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to documents filed by NOW Inc. with the U.S. Securities and Exchange Commission, which identify significant risk factors which could cause actual results to differ from those contained in the forward-looking statements.

NOW INC.

CONSOLIDATED BALANCE SHEETS

(In millions, except share data)

	June 30,	December 31,
	2014	2013
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$236	$101
Receivables, net	773	661
Inventories, net	882	850
Deferred income taxes	20	21
Prepaid and other current assets	35	29

Total current assets	1,946	1,662
Property, plant and equipment, net	118	102
Deferred income taxes	8	15
Goodwill	333	333
Intangibles, net	67	68
Other assets	1	3

Total assets	$2,473	$2,183

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$401	$264
Accrued liabilities	103	99
Accrued income taxes	4	—

Total current liabilities	508	363
Deferred income taxes	5	16
Other liabilities	2	2

Total liabilities	515	381

Commitments and contingencies
Stockholders’ equity:
Common stock—par value $0.01; 330 million shares authorized; 107,057,698 shares issued and outstanding	1	—
Preferred stock—par value $0.01; 20 million shares authorized; no shares issued and outstanding	—	—
Additional paid-in capital	1,946	—
Retained earnings	10	—
National Oilwell Varco, Inc. (“NOV”) net investment	—	1,802
Accumulated other comprehensive income	1	—

Total stockholders’ equity	1,958	1,802

Total liabilities and equity	$2,473	$2,183

NOW INC.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(In millions, except per share data)

	Three Months Ended June 30		Six Months Ended June 30
	2014	2013	2014	2013
Revenue	$952	$1,070	$2,029	$2,142
Operating expenses:
Cost of products	759	874	1,628	1,748
Operating and warehousing costs	105	103	207	204
Selling, general and administrative	45	40	89	79

Operating profit	43	53	105	111
Other income	—	2	—	4

Income before income taxes	43	55	105	115
Provision for income taxes	16	22	37	41

Net income	$27	$33	$68	$74

Net income per share
Basic earnings per common share	$0.25	$0.31	$0.64	$0.69

Diluted earnings per common share	$0.25	$0.31	$0.63	$0.69

Weighted-average common shares outstanding, basic	107	107	107	107

Weighted-average common shares outstanding, diluted	108	107	108	107

NOW INC.

SUPPLEMENTAL INFORMATION

NET INCOME TO EBITDA RECONCILIATION (UNAUDITED)

(In millions)

	Three Months Ended June 30		Six Months Ended June 30
	2014	2013	2014	2013
Net income	$27	$33	$68	$74
Interest expense	—	—	—	—
Tax provision	16	22	37	41
Depreciation and amortization	6	3	10	7

EBITDA (1)	$49	$58	$115	$122

EBITDA % (2)	5.1%	5.4%	5.7%	5.7%

(1)	Because EBITDA is a non-U.S. GAAP financial measure, as defined by the SEC, we included a reconciliation of EBITDA to the most directly comparable financial measures calculated and presented in accordance with U.S. GAAP.
(2)	EBITDA % is defined as EBITDA divided by Revenue.

BUSINESS SEGMENTS (UNAUDITED)

(In millions)

	Three Months Ended June 30		Six Months Ended June 30
	2014	2013	2014	2013
Revenue:
United States	$662	$742	$1,366	$1,454
Canada	125	172	316	387
International	165	156	347	301

Total Revenue	$952	$1,070	$2,029	$2,142